EXPLANATORY NOTE

The offering of these Senior Fixed to Floating Rate Notes due 2026 was made with free writing prospectuses containing two different cover pages.  The only difference between the two cover pages is the inclusion of the issuer’s credit ratings on one and the absence thereof on the other.

June 2011 Preliminary Terms No. 811 Registration Statement No. 333-156423 Dated May 24, 2011 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes
As further described below, interest will accrue quarterly on the notes at a rate of (i) Year 1: 6.00% per annum and (ii) Years 2 to maturity: for each day that the closing value of the S&P 500® Index is at or above 950, at a variable rate per annum equal to the greater of (i) the 10-Year Constant Maturity Treasury Rate plus 0.25% and (ii) the 3-Month USD LIBOR plus 3.00%, each as determined on the respective reference rate determination date at the start of the related quarterly interest payment period, subject to the maximum interest rate of 8.00% per annum for each interest payment period.  The notes provide investors with the opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no interest with respect to any day on which the S&P 500® Index closes below 950.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June , 2011
Original issue date:	June 10, 2011 ( business days after the pricing date)
Maturity date:	June 10, 2026
Interest accrual date:	June 10, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding June 10, 2012: 6.00%
From and including June 10, 2012 to but excluding the maturity date (the “floating interest rate period”):
(x) The applicable floating interest rate times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  In no event will the interest in any interest payment period be greater than the maximum interest rate.

Floating interest rate:
The greater of (i) the 10-Year Constant Maturity Treasury Rate (“CMT reference rate”) plus a spread of 0.25% and (ii) the 3-Month USD-LIBOR-BBA (“LIBOR reference rate”) plus a spread of 3.00%, subject to the maximum interest rate.
The CMT reference rate applicable to an interest payment period will be determined two (2) U.S. government securities business days prior to the related interest reset date at the start of such interest payment period (each a “reference rate determination date”).
The LIBOR reference rate applicable to an interest payment period will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each a “reference rate determination date”).

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 10th of each March, June, September and December, beginning September 10, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 10th of each March, June, September and December, beginning June 10, 2012.
Day-count convention:	Actual/Actual
Early redemption:	Not applicable
Maximum interest rate:	8.00% per annum for any interest payment period during the floating interest rate period
Index:	The S&P 500® Index
Index closing value:	The daily closing value of the index. Please see “Additional Provisions—The S&P 500® Index” below.
Index reference level:	950
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such fifth index business day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EU66 / US61745EU667
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Issuer ratings:
S&P: A (negative outlook); Fitch: A*
These ratings have been assigned to the issuer and are not individual note ratings. They reflect each rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes.  The rating assigned by each rating agency reflects only the view of that rating agency, is not a  recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by that rating agency in its sole discretion. Any rating should be evaluated independently of any other rating.  We may apply to have the notes individually rated or the rating agencies may independently decide to issue a rating.  In either case, we can give you no assurance that such a rating will be the same as the issuer ratings listed above.
* If Fitch were to independently rate the notes, we expect that they would add the suffix “(emr)” to the rating in order to identify the embedded market risk associated with the determination of the interest payable on the notes, if any.

Calculation agent:	Morgan Stanley Capital Services Inc. Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008             Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

June 2011 Preliminary Terms No. 811 Registration Statement No. 333-156423 Dated May 24, 2011 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED INVESTMENTS

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

As further described below, interest will accrue quarterly on the notes at a rate of (i) Year 1: 6.00% per annum and (ii) Years 2 to maturity: for each day that the closing value of the S&P 500® Index is at or above 950, at a variable rate per annum equal to the greater of (i) the 10-Year Constant Maturity Treasury Rate plus 0.25% and (ii) the 3-Month USD LIBOR plus 3.00%, each as determined on the respective reference rate determination date at the start of the related quarterly interest payment period, subject to the maximum interest rate of 8.00% per annum for each interest payment period.  The notes provide investors with the opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no interest with respect to any day on which the S&P 500® Index closes below 950.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June , 2011
Original issue date:	June 10, 2011 ( business days after the pricing date)
Maturity date:	June 10, 2026
Interest accrual date:	June 10, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding June 10, 2012: 6.00%
From and including June 10, 2012 to but excluding the maturity date (the “floating interest rate period”):
(x) The applicable floating interest rate times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.  In no event will the interest in any interest payment period be greater than the maximum interest rate.

Floating interest rate:
The greater of (i) the 10-Year Constant Maturity Treasury Rate (“CMT reference rate”) plus a spread of 0.25% and (ii) the 3-Month USD-LIBOR-BBA (“LIBOR reference rate”) plus a spread of 3.00%, subject to the maximum interest rate.
The CMT reference rate applicable to an interest payment period will be determined two (2) U.S. government securities business days prior to the related interest reset date at the start of such interest payment period (each a “reference rate determination date”).
The LIBOR reference rate applicable to an interest payment period will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each a “reference rate determination date”).

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 10th of each March, June, September and December, beginning September 10, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 10th of each March, June, September and December, beginning June 10, 2012.
Day-count convention:	Actual/Actual
Early redemption:	Not applicable
Maximum interest rate:	8.00% per annum for any interest payment period during the floating interest rate period
Index:	The S&P 500® Index
Index closing value:	The daily closing value of the index. Please see “Additional Provisions—The S&P 500® Index” below.
Index reference level:	950
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value on such fifth index business day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EU66 / US61745EU667
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc. Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008             Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

The Notes

The notes offered are debt securities of Morgan Stanley.  In the first year following the issuance of the notes, the notes pay a quarterly coupon of 6.00% per annum.  Beginning June 10, 2012 and until maturity, interest will accrue on the notes for each day that the closing value of the S&P 500® Index is greater than or equal to 950, at a variable rate per annum equal to the greater of (i) the 10-Year Constant Maturity Treasury Rate plus 0.25% and (ii) the 3-Month USD LIBOR plus 3.00%, each as determined on the respective reference rate determination date at the start of the related quarterly interest payment period, subject to the maximum interest rate of 8.00% per annum for each interest payment period.  The interest rate during the floating interest rate period depends on the 10-Year Constant Maturity Treasury Rate and the 3-Month USD LIBOR on the relevant reference rate determination date and the closing value of the S&P 500® Index on each day during the related interest payment period.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

CMT Reference Rate

What is the 10-Year Constant Maturity Treasury Rate?

The 10-Year Constant Maturity Treasury Rate (which we refer to as “10CMT”) as displayed on Bloomberg page “H15T10Y <Index>,” which page shall replace all references in the base prospectus to Designated CMT Reuters Page.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

LIBOR Reference Rate

3-Month USD-LIBOR-BBA

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

The S&P 500® Index

The S&P 500® Index (the “index” or the “S&P 500 Index”), which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index publisher”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  The index is described under “Annex A—The S&P 500® Index” herein.

June 2011	Page 2

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Index Closing Value

The index closing value on any calendar day during the floating interest rate period (each, an “index determination date”) will equal the official closing value of the index as published by the index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the fifth index business day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such fifth index business day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.  In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Annex A—The S&P 500® Index—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation” herein.

June 2011	Page 3

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Hypothetical Examples

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any quarter in the floating interest rate period based on the total number of calendar days in a quarterly interest payment period on which the index closing value is greater than or equal to the index reference level. The table assumes that the interest payment period contains 90 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made.  The actual quarterly interest payments will depend on the actual number of calendar days in each interest payment period and the actual index closing value on each day.  The applicable interest rate for each quarterly interest payment period will be determined on a per annum basis but will apply only to that interest payment period.  The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical CMT Reference Rate	Hypothetical CMT Reference Rate + 0.25%	Hypothetical LIBOR Reference Rate	Hypothetical LIBOR Reference Rate + 3.00%	Hypothetical Floating Interest Rate	Hypothetical Interest Rate
					Number of accrual days on which the index closing value of the S&P 500® Index is greater than or equal to 950
					0	30	60	90
0.00%	0.25%	0.00%	3.00%	3.00%	0.00%	0.00%	0.00%	0.00%
0.25%	0.50%	0.25%	3.25%	3.25%	0.00%	1.08%	2.17%	3.25%
0.50%	0.75%	0.50%	3.50%	3.50%	0.00%	1.17%	2.33%	3.50%
0.75%	1.00%	0.75%	3.75%	3.75%	0.00%	1.25%	2.50%	3.75%
1.00%	1.25%	1.00%	4.00%	4.00%	0.00%	1.33%	2.67%	4.00%
1.25%	1.50%	1.25%	4.25%	4.25%	0.00%	1.42%	2.83%	4.25%
1.50%	1.75%	1.50%	4.50%	4.50%	0.00%	1.50%	3.00%	4.50%
1.75%	2.00%	1.75%	4.75%	4.75%	0.00%	1.58%	3.17%	4.75%
2.00%	2.25%	2.00%	5.00%	5.00%	0.00%	1.67%	3.33%	5.00%
2.25%	2.50%	2.25%	5.25%	5.25%	0.00%	1.75%	3.50%	5.25%
2.50%	2.75%	2.50%	5.50%	5.50%	0.00%	1.83%	3.67%	5.50%
2.75%	3.00%	2.75%	5.75%	5.75%	0.00%	1.92%	3.83%	5.75%
3.00%	3.25%	3.00%	6.00%	6.00%	0.00%	2.00%	4.00%	6.00%
3.25%	3.50%	3.25%	6.25%	6.25%	0.00%	2.08%	4.17%	6.25%
3.50%	3.75%	3.50%	6.50%	6.50%	0.00%	2.17%	4.33%	6.50%
3.75%	4.00%	3.75%	6.75%	6.75%	0.00%	2.25%	4.50%	6.75%
4.00%	4.25%	4.00%	7.00%	7.00%	0.00%	2.33%	4.67%	7.00%
4.25%	4.50%	4.25%	7.25%	7.25%	0.00%	2.42%	4.83%	7.25%
4.50%	4.75%	4.50%	7.50%	7.50%	0.00%	2.50%	5.00%	7.50%
4.75%	5.00%	4.75%	7.75%	7.75%	0.00%	2.58%	5.17%	7.75%
5.00%	5.25%	5.00%	8.00%	8.00%	0.00%	2.67%	5.33%	8.00%
5.25%	5.50%	5.25%	8.25%	8.00%	0.00%	2.67%	5.33%	8.00%
5.50%	5.75%	5.50%	8.50%	8.00%	0.00%	2.67%	5.33%	8.00%
5.75%	6.00%	5.75%	8.75%	8.00%	0.00%	2.67%	5.33%	8.00%
6.00%	6.25%	6.00%	9.00%	8.00%	0.00%	2.67%	5.33%	8.00%
6.25%	6.50%	6.25%	9.25%	8.00%	0.00%	2.67%	5.33%	8.00%
6.50%	6.75%	6.50%	9.50%	8.00%	0.00%	2.67%	5.33%	8.00%
6.75%	7.00%	6.75%	9.75%	8.00%	0.00%	2.67%	5.33%	8.00%
7.00%	7.25%	7.00%	10.00%	8.00%	0.00%	2.67%	5.33%	8.00%
7.25%	7.50%	7.25%	10.25%	8.00%	0.00%	2.67%	5.33%	8.00%
7.50%	7.75%	7.50%	10.50%	8.00%	0.00%	2.67%	5.33%	8.00%
7.75%	8.00%	0.25%	3.25%	8.00%	0.00%	2.67%	5.33%	8.00%
8.00%	8.25%	0.50%	3.50%	8.00%	0.00%	2.67%	5.33%	8.00%

June 2011	Page 4

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Historical Information

CMT Reference Rate

The following graph sets forth the historical percentage levels of the CMT reference rate for the period from January 1, 1996 to May 20, 2011.  The historical levels of the CMT reference rate do not reflect the 0.25% spread that will apply and should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

LIBOR Reference Rate

The following graph sets forth the historical percentage levels of the CMT reference rate for the period from January 1, 1996 to May 20, 2011.  The historical levels of the LIBOR reference rate do not reflect the 3.00% spread that will apply and should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

June 2011	Page 5

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

The following graph sets forth the historical percentage levels of the CMT reference rate plus 0.25% and the LIBOR reference rate plus 3.00% for the period from January 1, 1996 to May 20, 2011.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The bold line in the graph above represents the maximum interest rate of 8.00%.

June 2011	Page 6

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for the index for each quarter in the period from January 1, 2006 through May 20, 2011.  The graph following the table sets forth the daily closing values of the index for the period from January 1, 1996 through May 20, 2011.  The closing value of the index on May 20, 2011 was 1,333.27.  The historical values of the index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the index on any day of any interest payment period during the floating interest rate period.  The payment of dividends on the stocks that constitute the index are not reflected in its level and, therefore, have no effect on the calculation of the payment of interest.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter (through May 20, 2011)	1,363.61	1,305.14	1,333.27

*The bold line in the graph above represents the index reference level of 950.

Historical period
Total number of days in the historical period, beginning on July 30, 1997**	5,043
Number of days on or after July 30, 1997 that the index was greater than or equal to 950	4,354
Number of days on or after July 30, 1997 that the index was less than 950	689

** From the inception of the S&P 500® Index until July 30, 1997, its closing value was less than 950.

June 2011	Page 7

Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes.  An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the CMT reference rate, the LIBOR reference rate and the index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes.  For a further discussion of risk factors, please see the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield Risk

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If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly.  It is possible that the index closing value will be less than the index reference level for so many days during any quarterly interest payment period during the floating interest rate period that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  To the extent that the index closing value is less than the index reference level during the floating interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes at such time.

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The index closing value for any day from and including the fifth index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value for such fifth day. Because the index closing value for any day from and including the fifth index business day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value on such fifth day, if the index closing value for that index business day is less than the index reference level, you will not receive any interest in respect of any days on or after that fifth index business day to but excluding the interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

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The historical performance of the CMT reference rate, the LIBOR reference rate and the index are not an indication of future performance.  Historical performance of the CMT reference rate, the LIBOR reference rate and the index should not be taken as an indications of their future performance during the term of the notes.  Changes in the levels of the CMT reference rate, the LIBOR reference rate and the index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

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The floating interest rate payable on the notes is capped.  Beginning June 10, 2012, the interest rate that may accrue on any day that the S&P 500® Index is at or above 950 is capped for that quarter at the maximum interest rate of 8.00% per annum, and you will not get the benefit of any increase in (i) the CMT reference rate above a level of 7.75% due to the spread of 0.25% and (ii) the LIBOR reference rate above a level of 5.00% due to the spread of 3.00% (equal to a maximum quarterly interest payment of $20.00 for each $1,000 stated principal amount of notes).  Accordingly, you could receive less than 8.00% per annum interest for any given full year even when the CMT reference rate or the LIBOR reference rate increases substantially in a quarterly interest payment period during that year if the CMT reference rate or the LIBOR reference rate in the other quarters in that year does not also increase substantially, or if the index closing value is not at or above the index reference level on any day during the interest payment period so that you do not accrue interest with respect to such day.  Due to the maximum interest rate, you will not receive the full benefit of the increase in the CMT reference rate or the LIBOR reference rate in the outperforming quarter.

Issuer Risk

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Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Market Risk

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The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of the CMT reference rate and the LIBOR reference rate, (ii) changes in the level of the index closing value, (iii) volatility of the CMT reference rate and the LIBOR reference rate, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads, and (viii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the index closing value is less than the index reference level during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the CMT reference rate and/or the LIBOR reference rate specifically, or with respect to the index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMT reference rate, the LIBOR reference rate, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500® Index; Alteration of Method of Calculation.”

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Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Index Specific Risk Factors

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Adjustments to the index could adversely affect the value of the notes.  The publisher of the index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the notes.  The publisher of the index may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪	Investing in the notes is not equivalent to investing in the index or the stocks underlying the index. Investing in the notes is not equivalent to investing in the index or its component stocks.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level during the floating interest rate period.

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Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on June 10, 2011, which will be the         scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on May 23, 2011, the “comparable yield” would be a rate of 5.483% per annum, compounded quarterly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Annex A—The S&P 500® Index

The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC, which we refer to as S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

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10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes

Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth herein:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in

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10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

the notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the notes.  S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

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Senior Fixed to Floating Rate Notes due June 10, 2026
10-Year Constant Maturity Treasury Rate, 3-Month USD LIBOR and S&P 500® Index Linked Accrual Notes

Discontinuance of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the index and S&P or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

If the publication of the index is discontinued and such discontinuance is continuing at any time when an index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company ("DTC"), as holder of the notes, within three trading days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

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